Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Shad Burke	Kirsten Garvin
Interim Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com
Dot Hill Reports First Quarter 2006 Results
CARLSBAD, Calif. — May 9, 2006 — Dot Hill Systems Corp. (NASDAQ:HILL) today announced financial results for the first quarter ended March 31, 2006.
Net revenue was $58.7 million for the first quarter of 2006, compared to $58.0 million for the first quarter of 2005 and $56.3 million for the fourth quarter of 2005. Net loss for the first quarter of 2006 was $5.0 million or a loss of $0.11 per share on a fully diluted basis. This compares to first quarter 2005 net income of $2.1 million or $0.05 per share on a fully diluted basis and fourth quarter 2005 net income of $22.5 million (inclusive of a one-time $25.2 million income tax benefit), or $0.49 per share on a fully diluted basis.
The net loss for the first quarter of 2006 includes a one-time charge of $0.8 million, or $0.02 per fully diluted share impact, associated with a consulting agreement with the company’s former chief executive officer, and $0.3 million, or $0.01 per fully diluted share impact of stock option expense in accordance with SFAS No. 123(R). Excluding the impact of the consulting agreement with the company’s former chief executive officer, net loss for the first quarter of 2006 would have been $4.2 million or a loss of $0.09 per share.
Gross profit for the first quarter of 2006 was 19.0 percent as compared to first quarter 2005 gross profit of 22.9 percent and fourth quarter 2005 gross profit of 21.0 percent. The decreases in gross profit percentage was attributed principally to a difference in our product mix, including the transition of our largest customer from 160MB SCSI to Ultra320 SCSI, increased headcount in operations in support of new product launches and sales of prototypes to our new OEM customers.
Research and development costs increased to $9.7 million for the first quarter of 2006 as compared to $7.3 million for the preceding quarter. This increase was due primarily to the investment in prototypes and project materials for products under development for the company’s new OEM customers.
“During the first quarter of 2006, we continued our plan of investing and building in our future,” said Dana Kammersgard, president and chief executive officer of Dot Hill. “This includes continued investments in engineering and new product launch preparations for multiple OEM partners. We are encouraged that during a challenging transition quarter, we grew revenue, added new customers such as Fujitsu Siemens Computers, among others, began shipments of prototype units to several of our OEM customers and completed our first quarter close utilizing our new enterprise resource planning system.
“Dot Hill’s business fundamentals remain strong. We are committed to achieving the strategic goals we established in 2005. These goals include: strong revenue growth; bringing our next generation of products to market through multiple launch partners; improving margins through cost reductions, better operating efficiencies and bundling of our proprietary software; reducing operating expenses; and acquiring new customers and partners worldwide. We will continue to make substantial investments in the business in the near term to bring our new products to market as quickly as possible, and anticipate that research and development expenditures will continue at elevated levels into the second quarter of 2006.”
“We exited the first quarter of 2006 with cash, cash equivalents and short-term investments totaling $114.8 million, compared to the fourth quarter 2005 balance of $122.2 million,” said Shad Burke, Dot Hill’s interim chief financial officer. “The decrease in our cash position was attributed primarily to the timing of cash receipts as we experienced some delays in invoicing our customers due to implementation issues with our new enterprise resource planning system, which have since been resolved. The impact of these invoicing delays resulted in a decline in cash of approximately $5 million. Additionally, $2 million of leasehold improvements related to our new corporate headquarters was paid out during the quarter which was subsequently reimbursed by our landlord in April.
“For the second quarter of 2006, the company has set financial guidance in the range of $63 to $66 million for net revenue and a net loss per share in the range of $0.08 to $0.10.”
The first quarter 2006 financial results conference call is scheduled to take place at 4:30 p.m. ET on May 9, 2006. Please join us for a live audio webcast at www.dothill.com in the Investor Relations section. If you prefer to join via telephone, please dial 800-901-5231 (U.S.) or 617-786-2961 (International) at least five minutes prior to the start of the call and enter passcode 35048833. A replay of the webcast will be available on the Dot Hill web site following the conference call. For a telephone replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter passcode 55941171.
About Dot Hill
Dot Hill is the market leader in providing flexible storage offerings and responsive service and support to OEMs and system integrators, from engagement through end of life. Founded in 1984, Dot Hill has more than two decades of expertise in developing high-quality, competitively priced storage products. Focused on delivering global 24x7x365 technical support, the company has more than 100,000 systems in use worldwide and numerous OEM and indirect partners. With its patented technology and award-winning SANnet® II and RIO Xtreme™ families of storage and its Dot Hill Storage Services, Dot Hill makes storage easy. Headquartered in Carlsbad, Calif., Dot Hill has offices in China, Germany, Israel, Japan, Netherlands, United Kingdom and the United States. More information is available at www.dothill.com.
Dot Hill, the Dot Hill logo, SANnet, SANpath, SANscape, RIVA and RIO Xtreme are trademarks of Dot Hill Systems Corp. All other products and names mentioned herein are trademarks or registered trademarks of their respective owners.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding: Dot Hill’s financial and operating results for the second quarter of 2006 and beyond; our ability to deliver new products to our new and existing customers, reduce costs and improve margins, add proprietary components and software to our systems and leverage our technology offerings; and our ability to improve our internal controls. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the fact that no Dot Hill customer agreements provide for mandatory minimum purchase requirements; the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2006
NET REVENUE	$58,011	$58,686
COST OF GOODS SOLD	44,734	47,525

GROSS PROFIT	13,277	11,161

OPERATING EXPENSES:
Sales and marketing	4,651	4,153
Research and development	4,713	9,712
General and administrative	2,631	6,153

Total operating expenses	11,995	20,018

OPERATING INCOME (LOSS)	1,282	(8,857)

OTHER INCOME:
Interest income, net	634	1,312
Other income, net	75	—

Total other income, net	709	1,312

INCOME (LOSS) BEFORE INCOME TAXES	1,991	(7,545)
INCOME TAX BENEFIT	(111)	(2,570)

NET INCOME (LOSS)	$2,102	$(4,975)

NET INCOME (LOSS) PER SHARE:
Basic	$0.05	$(0.11)

Diluted	$0.05	$(0.11)

WEIGHTED AVERAGE SHARES USED TO CALCULATE NET INCOME (LOSS) PER SHARE:
Basic	43,741	44,518

Diluted	45,717	44,518

COMPREHENSIVE INCOME (LOSS):
Net income (loss)	$2,102	$(4,975)
Foreign currency translation adjustments	16	(40)
Net unrealized gain (loss) on short-term investments	(133)	26

Comprehensive income (loss)	$1,985	$(4,989)

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands Except Per Share Amounts)
(Unaudited)

	December 31,	March 31,
	2005	2006
ASSETS
Current Assets:
Cash and cash equivalents	$108,803	$100,218
Short-term investments	13,431	14,535
Accounts receivable, net of allowance of $294 and $466	34,312	44,555
Inventories	2,804	2,893
Prepaid expenses and other	4,539	5,206
Deferred tax assets	5,762	5,762

Total current assets	169,651	173,169
Property and equipment, net	7,891	9,929
Goodwill	40,725	40,725
Other intangible assets, net	7,414	6,569
Deferred tax assets	41,379	43,949
Other assets	234	173

Total assets	$267,294	$274,514

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$25,732	$34,511
Accrued compensation	3,561	3,362
Accrued expenses	3,633	4,695
Deferred revenue	1,327	450
Income taxes payable	60	27
Restructuring accrual	45	11

Total current liabilities	34,358	43,056
Other long-term liabilities	885	2,213

Total liabilities	35,243	45,269

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000 shares authorized, 44,417 and 44,610 shares issued and outstanding at December 31, 2005 and March 31, 2006, respectively	44	45
Additional paid-in capital	285,377	287,559
Accumulated other comprehensive loss	(118)	(132)
Accumulated deficit	(53,252)	(58,227)

Total stockholders’ equity	232,051	229,245

Total liabilities and stockholders’ equity	$267,294	$274,514

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
RECONCILIATION TABLE OF NON-GAAP MEASURES
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended	Net (Loss) per Share		Weighted Average Shares
	March 31, 2006	Diluted	Basic	Diluted	Basic
Net Loss as reported	$(4,975)	$(0.11)	$(0.11)	44,518	44,518

Effect of consulting agreement with former chief executive officer	360	0.01	0.01	44,518	44,518

Effect of acceleration of vesting of former chief executive officer’s stock options in connection with consulting agreement	420	0.01	0.01	44,518	44,518

Net Loss as adjusted	$(4,195)	$(0.09)	$(0.09)	44,518	44,518

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